Exhibit 99.1

CONTACTS:	Robert P. Peebler
President & CEO
Input/Output (281) 879-3615
FOR IMMEDIATE RELEASE

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
INPUT/OUTPUT APPOINTS NEW CHIEF FINANCIAL OFFICER
HOUSTON — APRIL 26, 2006 — Input/Output, Inc. (NYSE: IO) today announced that R. Brian Hanson has been named Executive Vice President and Chief Financial Officer of the Company, effective May 22, 2006.
     Bob Peebler, I/O’s President and Chief Executive Officer, stated, “We are delighted with the addition of Brian to our senior leadership team. He brings 20 years of professional financial experience to I/O. Our goal was to hire an individual with a unique mix of financial and operational expertise in technology and manufacturing, and Brian clearly has strong capabilities in both of these areas. By this appointment, we have further strengthened our management team with a CFO who has substantial public company and Sarbanes-Oxley experience.”
     Before joining I/O, Mr. Hanson was Executive Vice President and Chief Financial Officer of Alliance Imaging, a NYSE-listed company and the leading national provider of diagnostic imaging services to hospitals and other healthcare providers. Prior to that, he spent five years at Fisher Scientific International, also listed on the NYSE, serving as Vice President of Finance and then as Chief Operating Officer and Interim President of Fisher Scientific Healthcare Group. Mr. Hanson was also at Culligan Water Technologies for 12 years, serving as Vice President of Finance, as well as the General Manager of several geographic regions. He received a bachelors degree in engineering from the University of New Brunswick and an M.B.A. from Concordia University in Montreal.
     Mr. Hanson added, “I am pleased to join I/O’s senior leadership team. The company’s aspiration to be a complete solutions provider of advanced imaging hardware, software, and services aligns well with my prior experience. Throughout my career, I have been drawn to companies with high growth potential and significant intrinsic value, like I/O. I look forward to supporting Bob and the board as we move I/O to increasing levels of growth and profitability.”
I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.
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